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[SOVEREIGN SPECIALTY CHEMICALS, INC. LOGO]


CONTACT:
John R. Mellett
Sovereign Speciality Chemicals, Inc.
312-419-4035



FOR IMMEDIATE RELEASE:


                     SOVEREIGN SPECIALTY CHEMICALS ACQUIRES
               THE ADHESIVES BUSINESS OF CRODA INTERNATIONAL PLC.
                   Company builds its international presence

CHICAGO, October 31, 2000--Sovereign Specialty Chemicals, Inc. announced the acquisition of the adhesives business of Croda International Plc. (UK) for an initial purchase price of approximately $60 million. Additional contingent consideration of up to approximately $4 million is payable in early 2001 depending on the performance of certain operations.

Croda's adhesives operations consist of three business units: North America, based in suburban Chicago; Europe, based in Newark-on-Trent, UK; and Brazil, based near Sao Paolo. Revenues for the business are in the range of $60 million annually, with a strong emphasis in packaging and converting markets. Croda's adhesives business is a leading supplier for cold seal, flexible packaging, bookbinding, and case/carton sealing. They have a strong sales force serving these markets on a direct basis, and a technology portfolio specialized in water based and hot melt adhesives. Primary manufacturing locations are Plainfield (Illinois), Newark (UK) and Kapellen (Belgium).
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                                                       PAGE 2/CRODA ACQUISITION


Sovereign's Chairman and CEO Robert Covalt stated, "The acquisition of Croda's adhesives business represents a true milestone for Sovereign. With the acquisition of this business, we not only strengthen our leadership position in North America, we also gain an international platform in our drive to become a world leader in adhesives, sealants and coatings."

Sovereign Specialty Chemicals, Inc. is a leading developer, marketer and distributor of high-performance specialty adhesives, sealants and coatings that are utilized in a variety of industrial and commercial applications. Headquartered in Chicago, Sovereign was founded by Robert Covalt and a group of private investors in 1996. Sovereign has grown organically and through acquisitions, becoming one of the premier companies in its field.

AEA Investors Inc. is the controlling investor in Sovereign and is one of the most experienced international private equity investment firms with investors that include former and current CEOs of major multinational corporations, family groups, endowment funds and institutions from around the world.


SOURCE: Sovereign Speciality Chemicals, Inc.



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